EXHIBIT 16




March 13, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 5 of Form 10-QSB for the event that occurred on March 13, 2002 to be filed by our former client, RCS Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. We did not perform a review or any other procedures on the Company's financial statements for the nine months ended January 31, 2002.

Very truly yours,


/s/ BDO Seidman, LLP

BDO Seidman, LLP